Exhibit 5.1

May 14, 2008

Pilgrim’s Pride Corporation

4845 US Highway 271 North

Pittsburg, Texas 75686-0093

Ladies and Gentlemen:

In connection with the issuance by Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), of an aggregate of 7,500,000 shares (the “Shares”) of its common stock, par value $.01 per share, pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-130113) (as amended, the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated December 2, 2005, as supplemented by the prospectus supplement relating to the sale of the Shares dated May 13, 2008 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424 under the Act, certain legal matters with respect to the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

We have examined originals, or copies certified or otherwise identified, of the Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Underwriting Agreement, dated as of May 12, 2008, between the Company and Lehman Brothers Inc. relating to the sale of the Shares (the “Underwriting Agreement”), the Registration Statement, the Prospectus, corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the purchase price therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ Baker & McKenzie LLP

BAKER & MCKENZIE LLP